Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—July 21, 2014

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.103852 per unit, payable on August 14, 2014 to unitholders of record on July 31, 2014. The distribution primarily represents oil production during the month of April 2014 and natural gas production during March 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	78,525	450,004	$93.95	$4.86
Prior Month	70,173	422,376	$94.66	$5.53

Oil cash receipts totaled $7.4 million for the month, an increase of $0.7 million from the prior month due to the receipt of the first revenue payments on three producing Rocker B wells, offset by decreased wellhead prices as a result of wider differentials. Natural gas receipts decreased $0.1 million from the prior month, totaling $2.2 million, as a result of a 13% decline in NYMEX natural gas prices, offset by increased sales volumes from the additional production days in March.

The current month distribution includes the first revenue receipts from the Permian Basin Wolfcamp drilling program. The first 3 wells (Rocker B 40H, 41H, and 42H) came online at the end of February, and the first payment was received in May. Approximately $1.1 million in revenue from the Rocker B wells is included in the distribution and represents oil production from February, March, and April and gas production from February and March.

Capital expenditures included in the current month distribution decreased approximately $0.4 million from the prior month and totaled approximately $1.8 million, which relates to capital expenditures incurred in May. Capital expenditures of approximately $1.4 million related to the Wolfcamp activity in the Midland Basin.

Wolfcamp Activity Update

The Rocker B 46H and 48H were completed in late June with first production in mid-July. Enduro owns a 6.25% working interest in each well.

Enduro continues to receive drilling proposals from Pioneer Natural Resources for the 2014 Wolfcamp drilling program. Of the 17 gross well proposals received, 5 are currently producing, 8 are in various stages of completion, 1 is waiting on completion, 2 are drilling, and 1 is waiting to be spud.

The following table displays the current status of the Wolfcamp wells in progress and Enduro’s working interest percentage:

Well Name	Current Status	Reservoir	County & State	Enduro Working Interest
Rocker B 43H	Completing	Wolfcamp	Reagan, TX	6.25%
Rocker B 44H	Completing	Wolfcamp	Reagan, TX	6.25%
Rocker B 45H	Completing	Wolfcamp	Reagan, TX	6.25%
Rocker B 47H	Completing	Wolfcamp	Irion, TX	6.25%
Rocker B 51H	Waiting on Completion	Wolfcamp	Irion, TX	12.50%
Rocker B 52H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 53H	Drilling	Wolfcamp	Irion, TX	12.50%
Rocker B 54H	Waiting to Spud	Wolfcamp	Irion, TX	12.50%
Rocker B 71H	Completing	Wolfcamp	Irion, TX	12.50%
Rocker B 72H	Completing	Wolfcamp	Irion, TX	12.50%
Rocker B 73H	Completing	Wolfcamp	Irion, TX	12.50%
Rocker B 74H	Completing	Wolfcamp	Irion, TX	12.50%

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of capital expenditures and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis 1 (713) 483-6792